NEWS RELEASE

GOLDEN QUEEN REPORTS FINANCIAL RESULTS
FOR THE YEAR ENDING DECEMBER 31, 2014

March 16, 2015 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) is pleased to announce its financial results for the year ended December 31, 2014 and provide a construction update for its 50%-owned Soledad Mountain gold-silver project (the “Project”) located just south of the town of Mojave, California. The financial results are filed on Form 10-K with the SEC, which will be available on the Company's website at www.goldenqueen.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars and reflect 100% of the financial results of Golden Queen Mining Company, LLC (“GQM LLC”), the Company’s 50%-owned subsidiary that holds the Project, unless otherwise stated.

Fiscal 2014 Highlights

  Entered into a joint venture on the Project (the “JV Transaction”) with Gauss LLC (“Gauss”) pursuant to which Gauss invested $110 million in exchange for a 50% ownership in the Project;
  Secured a $17 million line of credit with Komatsu Financial and committed to purchase a Komatsu fleet of mobile mining equipment for the Project to be supplied and supported by Road Machinery LLC, a Komatsu vendor in the south-western United States;
  Turn-key projects awarded in 2014 include the assay laboratory, conveying and stacking system, Merrill-Crowe plant, Phase 1, Stage 1 heap leach pad and, water supply and water storage and site power supply and distribution infrastructure;
  An order was placed for a high-pressure grinding roll (“HPGR”), which is the key comminution equipment in the crushing-screening plant;
  The construction of the workshop-warehouse and construction of a number of infrastructure and site grading projects was completed;
  The Company announced a change in mineral resource and mineral reserve estimates and an updated feasibility study and NI 43-101 technical report were filed with the regulatory authorities on February 27, 2015; and
  Golden Queen’s consolidated and non-consolidated cash positions were $91.4 million and $8.1 million, respectively, as at December 31, 2014.

Financial Highlights

The Company had a net loss of $8.5 million ($0.09 per basic share) in 2014, compared to a net income of $2.0 million ($0.02 per basic share) in 2013. The net loss in 2014 was partially due to one-time fees related to the JV Transaction such as a transaction fee, commitment fee, and financial advisor fee, as well as significant legal and accounting fees. The Company also incurred $1.5 million in interest expenses in 2014 and higher general administrative expenses due to an increase in corporate activities, both at the Company's head office in Vancouver and on site, as construction accelerated during the year. The net loss was partially off-set by a $1.0 million decrease in derivative liability.

The Company had, on a consolidated basis, $129.5 million in assets, including $91.4 million in cash, and a working capital balance of $65.1 million as at December 31, 2014, compared with $15.8 million in assets, including $5.0 million in cash, and a working capital balance of $3.6 million as at December 31, 2013.

The Company incurred capitalized development costs of $27.1 million in 2014, compared to $8.1 million in 2013. Construction costs included $6.8 million in costs related to the crushing-screening plant (including $4.8 million for the HPGR), $3.4 million in costs related to the construction of the conveying and stacking system, $2.7 million in engineering costs, $1.8 million in costs related to the construction of the workshop-warehouse, $1.6 million in costs for site power supply and distribution and $1.1 million in mobile mining equipment. The Company also spent $1.4 million to acquire property interests and capitalized $2.4 million in interest costs.

The results for the year ended on December 31, 2014 are summarized in the table below.

Financial position as at: Select Items - On a consolidated basis *	December 31, 2014 $	December 31, 2013 $
Cash	91,407,644	5,030,522
Mineral property interests	37,138,134	9,919,486
Total assets	129,517,335	15,791,743
Working capital	65,110,327	3,585,305
Current liabilities	26,464,078	1,521,954
Long term liabilities	1,314,435	8,028,857
Redeemable portion of non-controlling interest – Temporary equity	22,833,645	Nil
Non-controlling interest – Shareholders’ equity	34,250,468	Nil
Shareholders’ equity attributable to Golden Queen	44,654,709	6,240,932
Shareholders’ equity	78,905,177	6,240,932
Results for the year ended on: Item	December 31, 2014 $	December 31, 2013 $
Net income (loss) and comprehensive income (loss) attributable to the Company	(8,469,204)	1,978,014
Basic income (loss) per share attributable to the Company	(0.09)	0.02
Diluted income (loss) per share attributable to the Company	(0.09)	(0.01)

*These consolidated results include the accounts of Golden Queen, Golden Queen Mining Holdings Inc. and GQM LLC. GQM LLC meets the definition of a Variable Interest Entity. Golden Queen has determined that it is the member of the related party group that is most closely associated with GQM LLC and, as a result, is the primary beneficiary who consolidates GQM LLC. Golden Queen’s economic interest in GQM LLC is 50%.

Shareholders are reminded that the Company currently has no revenues as its Project is not yet in production.

Construction Update

Construction continued on site and proceeded smoothly with no incidents to report during the fiscal year 2014. All turn-key projects have now been awarded to independent contractors, including the crushing-screening plant, which was awarded in January 2015.

The Company expects to commission the processing facilities in the last quarter of 2015.

  Construction is proceeding on time and within budget;
  The Hilfiker wall, a critical first step in the construction of the primary crusher section of the crushing- screening plant, was completed in January and construction of footings has started;
  The construction of the Phase 1, Stage 1 heap-leach pad is ahead of schedule and the initial site grading has been completed;
  An archeological survey was also completed in this area;
  Construction of the site-wide power distribution and water supply infrastructure is advancing rapidly;
  Pre-production mining is expected to start in April 2015; and
  There are now sixteen (16) full-time employees in Mojave with an expected increase to approximately 50 full-time employees for the start of pre-production mining.

Infill Drill Program Update

The Company is proceeding with an infill drill program within the first two (2) phases of mining. The goals of the infill drill program are to: (1) Extend mineralization both laterally and in depth below the current open pit designs; (2) Convert inferred resource estimates to measured and indicated resource estimates; and (3) provide material for bottle roll tests to assess metallurgical performance.

Drilling commenced on February 9 and approximately 2,440 metres of reverse-circulation drilling has been complete to date. Two (2) batches of samples have been sent to a laboratory in Reno, Nevada for analysis.

About Golden Queen Mining Co. Ltd:

The Company is developing a gold-silver, open pit, heap leach operation on its fully-permitted 50%-owned Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California. The Project will use conventional open pit mining methods and the cyanide heap leach and Merrill-Crowe processes to recover gold and silver from crushed, agglomerated ore.

Technical information in this news release was approved by H. Lutz Klingmann, President & CEO, and a Qualified Person as defined under NI 43-101.

For further information regarding this news release please contact:

Lutz Klingmann, President & CEO
Telephone: (604) 921-7570
Email: lklingmann@goldenqueen.com

Caution With Respect To Forward-looking Statements: The information in this news release includes certain "forward-looking statements". All statements in this news release, other than statements of historical fact, including, without limitation, plans for and intentions with respect to budgets, capital requirements, construction, hiring, infrastructure development, and other development activities on the Project; expectations related to management and operation of GQM LLC and future mining operations on the Project, are forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from statements in this news release regarding our intentions include, without limitation, risks and uncertainties regarding: the ability of the Company to maintain its current interest in the Project by funding additional capital requirements; failure to fund the Company's required capital contribution to GQM LLC in accordance with the joint venture agreement and related dilution in GQM LLC and potential change in accounting policy; the development and operation of the Project, including additional capital requirements for the Project, accidents, equipment breakdowns and non-compliance with environmental and permit requirements. Other risks and uncertainties include risks related to fluctuations in gold and silver prices; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical, operational or market factors; uncertainties involved in the interpretation of technical data and the estimation of gold and silver resources and reserves; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2014.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made.